EXHIBIT 10.A

Douglas L. Foshee President and Chief Executive Officer

September 20, 2006

PERSONAL & CONFIDENTIAL

Mr. Brent J. Smolik
3013 Montcalm Cr. SW
Calgary, Alberta
T2T3M8

Dear Brent:

I am pleased to extend you an offer of employment to become Executive Vice President of El Paso Corporation and President, Exploration & Production. The terms and conditions of this offer are summarized as follows:

Annual Compensation
•	Annual Salary: $550,000
•	Annual Bonus: Target bonus of 90% of annual salary. Current target maximum opportunity is 225% of target.

Equity
•
Equity: A grant of shares of restricted stock effective on the date of your employment with an estimated value of $2,000,000. The number of shares of restricted stock will be calculated from this value using the FMV stock price on the date of your employment.

•
The restricted shares will time vest pro-rata over two years. The details of your equity grant, including additional terms and conditions of your equity grant, will be described in a grant letter to be prepared shortly after your employment. Currently, it is El Paso’s plan to make annual grants. You will be eligible to receive a grant based on company and individual performance again in 2007 under the conditions and terms in effect at that time.

Sign-on Bonus
Effective with the start of your employment, you will receive a sign-on of $500,000. This will be paid effective with your first paycheck. Should you terminate within twelve months of this payment, the sign-on bonus will be repaid to El Paso.

Paid Time Off
You will be eligible to receive an annual Paid Time Off (PTO) bank of 25 days, prorated for 2006 according to your start date. Upon your 20th anniversary with
El Paso, your bank will increase to 30 days.

Relocation / Expatriate Issues
Additional payments for costs to you related to relocation and expatriate issues are negotiable.

Severance Policy
You will be covered under the provisions of the El Paso Corporation Severance Pay Plan in effect on the date of termination covered under that plan, which currently provides for a maximum of one year base salary for involuntary terminations not for cause. Detailed information on the Severance Pay Plan will be provided upon acceptance of this job offer.

Change of Control
You will be covered by the 2004 Key Executive Severance Protection Plan. Detailed information on the Severance Protection Plan will be provided upon acceptance of this job offer.

Employee Benefits
El Paso Corporation offers a very comprehensive cafeteria-style benefits package, which includes medical, dental, vision, and life insurance coverage as well as dependent day-care and healthcare flexible spending accounts. You may also participate in the Company’s 401(k) savings plan. The Company currently matches $.75 for every $1.00 you contribute, up to 6% of eligible pay. Your 401(k) contributions and the Company match are immediately vested. The Company also offers a cash balance plan that grows with pay and interest credits. The pension benefits vest after five years of service. Our benefit plans will be explained in detail to you upon your request or acceptance of our offer of employment, and are subject to change.

This offer is not an employment agreement and is contingent upon the completion of a satisfactory background investigation and your proof of eligibility to work in the United States. In compliance with the Immigration Reform and Control Act of 1986 and other amendments to the national immigration law, each new employee, as a condition of employment, must complete the Employment Eligibility Form I-9 and present documentation establishing identity and employment eligibility.

Additionally, this offer of employment is contingent upon your passing a drug screen, which tests for substance abuse. If you do not pass this drug screen successfully, our offer of employment will be withdrawn.

Brent, we are pleased to have a person with your ability join the El Paso management team and I look forward to working with you. Please indicate your acceptance of this offer by signing and returning the enclosed copy at your earliest convenience.

Sincerely,

/s/Douglas L. Foshee
Douglas L. Foshee

Accepted:

    /s/Brent J. Smolik
    Brent J. Smolik

    October 16, 2006
    Date